ULURU NEWS

Contact: Company
Helmut Kerschbaumer
Interim President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES RESIGNATION OF CHIEF EXECUTIVE OFFICER

Addison, Texas, November 20, 2015; ULURU Inc. (OTCQB: ULUR) today announced the resignation of Kerry P. Gray as President and Chief Executive Officer of the Company effective immediately.

Helmut Kerschbaumer has been appointed by the Board of Directors to assume the position of Interim President and Chief Executive Officer.  Mr. Kerschbaumer currently serves as a Director of the Company and has extensive experience with the marketing and distribution of Altrazeal®, being one of the executive directors of Altrazeal AG and Altrazeal Trading GmbH, the international distributors of Altrazeal®, the Company’s wound care product.  The Board of Directors intends to immediately commence a search for a permanent Chief Executive Officer.  Mr. Gray continues to serve as a Director of the Company.

The Board of Directors has appointed Bradley J. Sacks to serve as the Chairman of the Board of Directors.  Mr. Sacks was originally appointed to serve as a Director of the Company in July 2015.  Bradley J. Sacks, Chairman of the Board of Directors, stated, “We thank Kerry for his loyalty and contributions to the Company.  The Board of Directors intends to immediately re-evaluate the Company’s business plan, cost structure, sales process, and capital structure with the intent of identifying solutions that will enhance shareholder value.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

ULURU Inc. (OTCQB: ULUR) trades on the OTCQB Venture stage marketplace for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements about potential changes to the Company’s business plan, cost structure and other matters and the identification of a permanent new Chief Executive Officer made relating to the anticipated closing of the transaction and the Company’s products. These statements are subject to numerous risks and uncertainties, including but not limited the risks that the Company will be unable to obtain the financial resources necessary to improve its sales or other aspects of its business, will be unable to identify and attract new management personnel and will be unable to reduce costs or improve capital structure.  Additional risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed by us with the Securities and Exchange Commission.